===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           BJ's Wholesale Club, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[X]  No fee required.

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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                [BJ's Wholesale Club, Inc. logo appears here]

                                                One Mercer Road
                                                Natick, Massachusetts 01760

                                                April 23, 1999

Dear Stockholder:

  We invite you to attend our 1999 Annual Meeting of Stockholders on Thursday, May 27, 1999, at 11:00 a.m. at BankBoston, 100 Federal Street, Boston, Massachusetts. At this meeting, you are being asked to elect two directors and to increase the number of shares that may be issued under the Company's 1997 Stock Incentive Plan.

  We hope that you will join us on May 27th and would like to take this opportunity to remind you that your vote is important.

                                  Sincerely,


/s/ John J. Nugent                                 /s/ Herbert J. Zarkin
John J. Nugent                                     Herbert J. Zarkin
President and Chief Executive Officer              Chairman of the Board

                [BJ's Wholesale Club, Inc. logo appears here]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 May 27, 1999

                               ----------------

  The Annual Meeting of Stockholders of BJ's Wholesale Club, Inc. will be held at BankBoston, 100 Federal Street, Boston, Massachusetts, on Thursday, May 27, 1999 at 11:00 a.m. to:

  . Elect two directors to serve until the 2002 Annual Meeting of Stockholders;

  . Approve an amendment to the Company's 1997 Stock Incentive Plan to increase the number of shares that may be issued under the Plan by 2,000,000 shares; and

  . Transact other business properly brought before the meeting.

  Stockholders of record at the close of business on April 8, 1999 may vote at the meeting. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders during normal business hours for the ten days before the meeting at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts.

                                          By Order of the Board of Directors

                                          SARAH M. GALLIVAN
                                              Secretary

Natick, Massachusetts
April 23, 1999

  PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD; OR SUBMIT YOUR VOTE AND PROXY BY TELEPHONE OR BY INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ARE PRESENT AT THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                           BJ's WHOLESALE CLUB, INC.

                        ANNUAL MEETING OF STOCKHOLDERS

                                 May 27, 1999

                                PROXY STATEMENT

                               ----------------

  We sent you this proxy statement and the enclosed proxy card because the Board of Directors of BJ's Wholesale Club, Inc. ("BJ's" or the "Company") is soliciting your proxy to vote your shares at the Annual Meeting. Unless you give different instructions, shares represented by properly executed proxies will be voted for the election of the two nominees set forth below and in favor of the amendment to the Company's 1997 Stock Incentive Plan (the "Stock Incentive Plan"). You may revoke your proxy before it is exercised by sending a written revocation to the Secretary of BJ's at the address below, by a later dated proxy or by a request at the meeting that the proxy be revoked.

  Stockholders of record at the close of business on April 8, 1999 are entitled to vote at the meeting. Each share of BJ's common stock, par value $.01 ("Common Stock"), outstanding on the record date is entitled to one vote. As of the close of business on April 8, 1999, there were outstanding and entitled to vote 73,880,162 shares of Common Stock.

  This Proxy Statement, the enclosed proxy card and the Annual Report of the Company for the fiscal year ended January 30, 1999 were first mailed to stockholders on or about April 23, 1999.

  Fiscal year references apply to the Company's fiscal year which ended on the last Saturday in January of the following year. For example, the fiscal year ended January 30, 1999 is referred to as 1998 or fiscal 1998. The Company's fiscal year ends on the Saturday closest to January 31 of each year. The Company's address is One Mercer Road, Natick, Massachusetts 01760.

Vote Required

  Under the Company's by-laws, so long as a quorum is present at the meeting, approval of the amendment to the Stock Incentive Plan will require the affirmative vote of the holders of a majority of the votes cast at the meeting and the election of directors will require a plurality of votes cast at the meeting. This means that the two nominees for director with the most votes will be elected whether or not such nominees receive a majority of the votes cast. Although proxies which withhold authority to vote for any nominee, or abstain from voting as to a particular matter, and broker non-votes (i.e., shares held by brokers or nominees which are not voted because instructions have not been received from the beneficial owners and the broker or nominee does not have discretionary authority) are counted as present for quorum purposes, these shares are not counted for, and have no effect on the outcome of, the election of directors or the approval of the amendment to the Stock Incentive Plan. In addition, the New York Stock Exchange requires that the aggregate number of votes cast (for or against) on the proposal to amend the Stock Incentive Plan represents a majority of the outstanding shares of Common Stock.

                             ELECTION OF DIRECTORS

  BJ's Amended and Restated Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Your proxy will be voted to elect the two nominees named below, unless otherwise instructed, as directors for a term of three years expiring at the 2002 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Allyn L. Levy, whose term of office will expire at the Annual Meeting, will not stand for re-election. The Board has voted to fix the number of directors at eight immediately following the Annual Meeting. Both nominees have indicated their willingness to serve, if elected. If a nominee becomes unavailable, your proxy will be voted either for another nominee proposed by the Board of Directors or a lesser number of directors as proposed by the Board of Directors. The nominees for election as directors and incumbent directors are as follows:

Nominees for Election as Directors--Terms Expiring 2002

  Lorne R. Waxlax, 65, has been a director of the Company since July 1997. He was a director of Waban Inc. ("Waban") from January 1990 to July 1997 and Chairman of the Board of Directors of Waban from June 1996 to July 1997. He was an Executive Vice President of The Gillette Company from 1985 to 1993. Mr. Waxlax is also a director of HomeBase, Inc., formerly known as Waban ("HomeBase"), Pennzoil-Quaker State Company, The Iams Company, Hon Industries, Inc. and Clean Harbors, Inc. Mr. Waxlax is Chairman of the Executive Compensation Committee and a member of the Executive Committee.

  Edward J. Weisberger, 57, has been a director of the Company since November 1996 and Senior Vice President of the Company since July 1997. He was Senior Vice President and Chief Financial Officer of Waban from September 1994 to July 1997. From April 1989 until September 1994 he was Vice President-Finance of Waban. Mr. Weisberger is also an employee of HomeBase and a director of HomeBase. Mr. Weisberger is Chairman of the Finance Committee.

Incumbent Directors--Terms Expiring 2001

  S. James Coppersmith, 66, has been a director of the Company since July 1997. He was a director of Waban from December 1993 to July 1997. He was President and General Manager of WCVB-TV, a Boston television station, from 1990 to 1994. From 1982 to 1990 he was Vice President and General Manager of WCVB-TV. Mr. Coppersmith is Vice Chairman of Rasky Baerlein Group. Mr. Coppersmith is also a director of Metro Services Group, Inc. and Sun America Asset Management Corporation and a member of the Board of Governors of the Boston Stock Exchange. Mr. Coppersmith is a member of the Executive Compensation Committee.

  Thomas J. Shields, 52, has been a director of the Company since July 1997. He was a director of Waban from June 1992 to July 1997. He has served as President of Shields & Company, Inc., an investment banking firm, since 1991. Mr. Shields is also a director of Seaboard Corporation and Versar, Inc. Mr. Shields is Chairman of the Audit Committee and a member of the Executive Compensation Committee, the Executive Committee and the Finance Committee.

  Herbert J. Zarkin, 60, has been a director of the Company since November 1996 and Chairman of the Board of Directors of the Company since July 1997. He was a director, President and Chief Executive Officer of Waban from May 1993 to July 1997 and Executive Vice President of Waban from April 1989 to May 1993. He was President of Waban's BJ's Wholesale Club division (the "BJ's Division") from May 1990 to May 1993. Mr. Zarkin is also Chairman of the Board of Directors of HomeBase. Mr. Zarkin is Chairman of the Executive Committee and a member of the Finance Committee.

Incumbent Directors--Terms Expiring 2000

  Kerry L. Hamilton, 48, has been a director of the Company since July 1997. She was a director of Waban from September 1994 to July 1997. Ms. Hamilton is Vice President, Marketing for Marshalls, a division of The TJX Companies, Inc. Prior to joining Marshalls in April 1996, Ms. Hamilton was Vice Chairman of Pamet River

Partners, a marketing consulting firm, for two years. Ms. Hamilton is a member of the Audit Committee.

  John J. Nugent, 52, has been a director, President and Chief Executive Officer of the Company since July 1997. He was Executive Vice President of Waban and President of the BJ's Division from September 1993 to July 1997. From 1991 until 1993 he was Senior Vice President, Sales Operations of the BJ's Division. Mr. Nugent is a member of the Executive Committee and the Finance Committee.

  Bert N. Mitchell, 60, has been a director of the Company since May 1998. In 1974, Mr. Mitchell founded Mitchell & Titus, LLP, the nation's largest minority-owned CPA firm, and serves as its Chairman of the Board. He is also Chairman of the Board of the Ariel Mutual Funds which includes membership on the board of three individual funds. Mr. Mitchell is a member of the Audit Committee.

The Board of Directors and its Committees

  The Audit Committee, which held three meetings during 1998, reviews with management, the internal audit group and the independent accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants on the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate. The Audit Committee also reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate.

  The Executive Compensation Committee, which held four meetings during 1998, reviews salary policies and compensation of officers and other members of management and approves compensation plans and compensation of certain officers and other members of management. This Committee administers certain of the Company's incentive plans, including its stock incentive plan.

  The Board of Directors also has an Executive Committee, which has authority to act for the Board on most matters during intervals between meetings of the Board, and is responsible for considering the qualifications of, and recommending to the Board of Directors, nominees to fill Board vacancies. This committee will consider nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company in accordance with the Company's by-laws. This Committee met once during 1998.

  In addition, the Board of Directors has a Finance Committee, which did not meet during 1998. This Committee reviews with management and advises the Board with respect to the Company's finances, including exploring methods of meeting the Company's financing requirements and planning the Company's capital structure.

  During 1998 the Board of Directors held four meetings and took action by written consent once. Each director attended all of the meetings of the Board and Committees of which he or she is a member.

Compensation of Directors

  Directors other than Messrs. Nugent, Weisberger and Zarkin are paid an annual retainer of $30,000 and fees of $1,250 for each Board meeting attended, $750 for each Committee meeting attended and $750 for certain telephone meetings. In addition, the Chairman of the Audit Committee and the Chairman of the Executive Compensation Committee are each paid $2,500 per annum for their services as such. All directors are reimbursed for their expenses related to attendance at meetings.

  Under the 1997 Director Stock Option Plan, on the date of each annual meeting, each continuing non-employee director is granted an option to acquire 1,500 shares of Common Stock, and each non-employee director newly elected, or elected subsequent to the then most recent annual meeting, is granted an option to purchase 3,000 shares of Common Stock. The option exercise price for each of these options is the fair market value of a share of Common Stock on the date of grant. Each option will expire ten years after the date of grant and will become exercisable in three equal annual installments beginning on the first day of the month which includes the first anniversary of the date of grant. If the director ceases to be a director prior to the date the option becomes fully exercisable, the unvested portion of the option will immediately expire. Any vested options will remain exercisable for a period of one year following cessation of service as a director of the Company. All unexercised options will become exercisable in full beginning 20 days prior to the consummation of a merger or consolidation, acquisition, reorganization or liquidation and, to the extent not exercised, shall terminate immediately after the consummation of such merger, consolidation, acquisition, reorganization or liquidation. Except as the Board may otherwise determine, options granted under this plan are not transferable.

  The Company has an employment agreement with Mr. Weisberger under which he receives an annual base salary of $150,000 and participates in specified incentive and other benefit plans through July 29, 2000. Mr. Weisberger must generally devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement. If employment is terminated by the Company other than for cause, Mr. Weisberger is entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination (but not beyond July 29, 2000) at the rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Weisberger from other employment (other than employment at HomeBase), and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Weisberger from other employment. In the event of a change of control followed by termination of employment as described below under "Change of Control Severance Benefits," Mr. Weisberger would be entitled to the termination benefits described thereunder, to the extent such benefits would exceed the benefits otherwise described above.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 3, 1999 (unless otherwise indicated) by
(i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth on page 9, and (iv) all of the Company's current directors and executive officers as a group.

                                                                  Percentage of
                                                       Number of   Outstanding
      Name                                             Shares(1) Common Stock(1)
      ----                                             --------- ---------------
      Boston Partners Asset Management, L.P. (2).....  7,201,822       9.8%
       One Financial Center
       Boston, MA 02111
      Morgan Stanley Dean Witter & Co (3)............  4,564,830       6.2%
       1585 Broadway
       New York, NY 10036
      S. James Coppersmith...........................     15,898         *
      Kerry L. Hamilton..............................     12,298         *
      Allyn L. Levy..................................     21,898         *
      Bert N. Mitchell...............................      3,000         *
      Thomas J. Shields..............................     12,898         *
      Lorne R. Waxlax................................     26,000         *
      Edward J. Weisberger...........................    257,014         *
      Herbert J. Zarkin..............................  1,068,944       1.4%
      John J. Nugent.................................    519,740         *
      Laura J. Sen...................................     96,240         *
      Michael T. Wedge...............................    101,768         *
      Frank D. Forward...............................     96,576         *
      All current directors and executive officers as
       a group (13 persons)..........................  2,295,210       3.0%

--------
*  Less than 1%.
(1) Includes, for the persons indicated, the following shares of Common Stock that may be acquired upon exercise of outstanding stock options which were exercisable on March 3, 1999 or within 60 days thereafter:

    Mr. Coppersmith, 11,898 shares; Ms. Hamilton, 11,898 shares; Mr. Levy, 11,898 shares; Mr. Mitchell, 2,000 shares; Mr. Shields, 11,898 shares; Mr. Waxlax, 10,000 shares; Mr. Weisberger, 226,080 shares; Mr. Zarkin, 993,600 shares; Mr. Nugent, 498,140 shares; Ms. Sen, 82,144 shares; Mr. Wedge, 99,704 shares; Mr. Forward, 59,950 shares; all directors and executive officers as a group, 2,077,424 shares.
(2) Information is as of December 31, 1998, as adjusted for the two-for-one stock split distributed on March 2, 1999, and is based on a Schedule 13G/A filed with the Securities and Exchange Commission ("SEC") by Boston Partners Asset Management, L.P. ("Boston Partners") on February 12, 1999. Boston Partners reported that it has shared voting and dispositive power with respect to all 7,201,822 shares.
(3) Information is as of December 31, 1998, as adjusted for the two-for-one stock split distributed on March 2, 1999, and is based on a Schedule 13G filed with the SEC by Morgan Stanley Dean Witter & Co. ("Morgan Stanley") on February 2, 1999. Morgan Stanley reported that it has shared voting and dispositive power with respect to all 4,564,830 shares.

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies in the Standard and Poor's 500 Stock Index and the Dow Jones Industry Group Index OTS--Other Specialty Retailers from July 29, 1997 (the first day on which the Company's stock was publicly traded) to January 29, 1999. The Dow Jones Industry Group Index OTS--Other Specialty Retailers is comprised currently of 263 specialty retail companies, including the Company and all other publicly traded membership warehouse clubs (other than those operated as divisions of other companies). This index does not include department stores, discount stores, drug stores or supermarkets. The graph assumes that the value of the investment at July 29, 1997 was $100 and that all dividends were reinvested. The values of investments in the companies in the Standard & Poor's 500 Stock Index and the Dow Jones Industry Group Index OTS--Other Specialty Retailers were measured as of the date nearest the end of the indicated period for which index data is readily available.

                             [GRAPH APPEARS HERE]

                                       7/29/97     10/24/97     1/30/98     5/01/98     7/31/98     10/30/98     1/29/99
BJ's Wholesale Club, Inc.               $100        $101.91     $102.11     $137.85    $125.94      $122.33      $148.91
Dow Jones Industry Group Index OTS
 --Other Specialty Retailers            $100        $106.24     $107.67     $125.28    $130.85      $118.90      $161.95
Standard & Poor's 500 Stock Index       $100        $ 96.24     $103.56     $117.89    $119.28      $117.41      $137.20

                            EXECUTIVE COMPENSATION

      EXECUTIVE COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

  The following report has been submitted to the Board of Directors by its Executive Compensation Committee, in compliance with requirements of the SEC:

  As members of the Executive Compensation Committee (the "ECC"), it is our responsibility to review the Company's compensation policies and programs, approve, or, with respect to the Chief Executive Officer, recommend to the Board of Directors for approval, incentive plan awards and all elements of compensation for the Company's executive officers, and administer the Company's stock incentive plans. All of the members of the ECC are independent, non-employee directors.

Executive Compensation Principles

  The Company's executive compensation program is designed to provide competitive levels of compensation that:

  . Integrate compensation with the achievement of the Company's annual and long-term performance goals and business strategies

  . Link management's long-term interests with stockholders' interests through stock-based awards

  . Recognize management initiatives and achievements

  . Reward outstanding corporate performance

  . Attract and retain key executives critical to the long-term success of the Company

  With respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the ability of publicly held corporations to deduct non-performance-based compensation for certain executive officers, the ECC believes that the Company's compensation plans should be structured to satisfy the requirements for tax deductibility, unless doing so is determined by the ECC to be not in the best interests of the Company.

Compensation Policies for Executive Officers

  The total compensation program for all executive officers, including executive officers named in the Summary Compensation Table, consists of both cash and equity-based compensation and takes into account applicable provisions of employment agreements of such officers. Through stock options and stock grants available under the Company's stock incentive plan, the ECC seeks to align executive officers' long-range interests with those of stockholders by providing executive officers with the opportunity to participate in the growth of the Company's stock value.

  The ECC is advised by Frederic W. Cook & Co., Inc. ("Cook"), compensation consultants, concerning salary competitiveness and the design of the Company's compensation programs. Cook provides services to the Company, which are billed at hourly rates, on an "as requested" basis. The Company does not have a retainer or other contract with Cook. The Company has had consultations with Cook in the past year.

  Base Salary. Base salaries for the Company's executive officers, including Mr. Nugent, are set within ranges that are determined based upon a review of publicly available information concerning compensation paid to executives with similar responsibilities at certain peer companies. The ECC utilizes Cook to assist in the compilation and interpretation of this information. The companies selected for these purposes are retailing companies, including major competitors of the Company. While some of these peer companies are included in the Dow Jones Industry Group Index OTS--Other Specialty Retailers which appears in the Performance Graph on page 5, these peer companies are not all the same as the companies comprising that index. While the ECC's overall objective is to set base salaries at approximately the midpoint of competitive ranges, an individual executive's placement within a range and salary adjustments are based upon the ECC's subjective evaluation of the executive's performance and value to the Company.

  Annual Incentive Program. Under the Company's Management Incentive Plan ("MIP"), executive officers and other members of management are eligible to receive incentive cash awards based upon the level of achievement of pre-established performance goals. At the beginning of the year, the ECC establishes the MIP performance goals and corresponding target awards, based on one or more of the following objective performance criteria: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. Such goals, criteria and target awards may vary among participants. The ECC reviews the payout calculations after the year's financial results have been audited. Target awards for executive officers range from 20% to 50% of salary, but if targets are not met, there would be either no MIP award or a reduced award based on a percentage of the target realized. If results exceed goal(s), an executive officer could earn an additional award, depending upon the extent to which goals are exceeded. No executive officer may receive a MIP award in excess of $1,000,000 in any calendar year or, if less, 100% of base salary earned for the applicable performance period. MIP awards for 1998 for the Company's executive officers, including Mr. Nugent, were based on the Company's net income. Net income of the Company exceeded its MIP goal, resulting in payouts to Mr. Nugent and to the Company's other executive officers equal to 125.8% of the target awards. MIP award goals for 1999 for the Company's executive officers, including Mr. Nugent, are based on the Company's net income.

  Long-Term Incentive Program. The Company's Growth Incentive Plan ("BJGIP") is intended to provide high-level executives of the Company, as selected by the ECC, with cash awards, based upon the growth and performance of the Company. All the executive officers, including Mr. Nugent, currently participate in the BJGIP, as do 24 other employees of the Company. Awards are earned based on one or more of the following objective measures of performance or growth, as selected by the ECC at the beginning of the award period: operating income, pre-tax income, net income, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. All relevant factors upon which the cash award is based (e.g., performance measurement, length of award period, relation between performance and cash award) are determined at the beginning of the award period by the ECC. Awards issued to the Company's executive officers, except Mr. Zarkin but including Mr. Nugent, in 1996 (at which time the BJ's business was operated as a division of Waban) were based on cumulative pre-tax income for the Company for the three-year period ended January 30, 1999. The award issued to Mr. Zarkin in 1996 was based on cumulative net income for Waban for the three-year period ended January 30, 1999 and was replaced with an award under the BJGIP which is based on cumulative pre-tax income for the Company for the three-year period ended January 30, 1999. Awards issued to the Company's executive officers in 1998, except Mr. Zarkin, were based on cumulative net income for the Company for the three-year period ending January 2001. Mr. Zarkin was not issued an award under the BJGIP in 1998. Fifty percent of the value of awards issued under the BJGIP in 1996 was paid in cash in April 1999 and 50% is payable in April 2000, contingent on employment continuing through March 31, 2000. Awards issued under the BJGIP in 1998 are payable in cash 50% in April 2001, contingent on employment continuing through January 2001, and 50% in April 2002, contingent on employment continuing through March 31, 2002. There is no target amount for each award. However, there is a threshold amount based on the Company's growth, and the value of each award increases as achievement of the performance measurement increases. No individual award payment can exceed $2,000,000 in any calendar year.

  The Company has made it a practice to provide incentives to its executive officers and other senior executives to achieve long-range goals that are typically expressed as either a compounded rate of earnings growth or three-year cumulative earnings. In determining the level of long-term incentive awards, the ECC takes into account a survey of the same peer companies referred to above, but does not target a specific percentile.

  Stock-Based Incentives. Stock options are awarded to the Company's key employees, including Mr. Nugent and other executive officers, by the ECC, based on its subjective assessment of the following factors: the compensation level and responsibility of the particular employee, the employee's contribution towards Company performance, and a survey of competitive compensation data of the same group of peer companies referred to previously in this report. The ECC generally targets awards to the median of such survey. The options are designed to reward recipients to the extent the Company's stock value is enhanced. Because of the vesting provisions of such grants, the options also provide an incentive for the employee to remain with the Company. Since the ECC does not grant options on a cumulative basis, the size of previous grants is not a factor in making current grants.

Chief Executive Officer Compensation

  Pursuant to the terms of Mr. Nugent's employment contract, his salary is reviewed annually by the ECC. His salary was set at $600,000, effective June 7, 1998, equal to approximately the 50th percentile of the compensation range of the survey of peer companies referred to previously in this report. The number of options granted to Mr. Nugent in 1998, 200,000, was subjectively determined, based on Mr. Nugent's success in providing leadership to the Company, and after a review of competitive compensation data of the same group of peer companies referred to previously in this report without targeting a specific percentile range. The ECC believes stock option grants encourage long-term performance and promote management retention while further aligning stockholders' and management's common interest in enhancing the value of the Company's Common Stock.

  Mr. Nugent's current MIP award provides a target opportunity equal to 50% of base salary if performance goals are met; the actual payout can vary between 0% and 100% of base salary for the performance period. The MIP payout to Mr. Nugent for 1998 was equal to 63% of his fiscal 1998 salary.

                                          Executive Compensation Committee

                                          Lorne R. Waxlax, Chairman
                                          S. James Coppersmith
                                          Thomas J. Shields

Compensation of Executives

  The following table sets forth certain information concerning the annual and long-term compensation paid for fiscal 1998, 1997 and 1996 to (i) the Company's Chief Executive Officer and (ii) the Company's four other most highly compensated executive officers during 1998 who were serving as executive officers of the Company on January 30, 1999 (collectively, the "Named Executive Officers"). All amounts paid prior to the Company's spin-off from Waban in July 1997 (the "Distribution") were paid by Waban.

                          Summary Compensation Table

                                                                   Long-Term
                                     Annual Compensation         Compensation
                                 --------------------------- ---------------------
                                                               Awards    Payouts
                                                             ---------- ----------
                                                     Other                            All
                                                    Annual   Securities              Other
        Name and                                    Compen-  Underlying    LTIP     Compen-
   Principal Position    Year(1)  Salary   Bonus   sation(2) Options(3) Payouts(4) sation(5)
   ------------------    ------- -------- -------- --------- ---------- ---------- ---------
John J. Nugent..........  1998   $572,308 $360,096  $24,209   200,000    $386,528   $33,249
 President and Chief      1997    488,462  308,486   20,663   200,000     303,278    29,173
 Executive Officer        1996    382,693  253,450   16,189    48,448     303,278    23,635
Herbert J. Zarkin(6)....  1998    350,000  220,220   14,805       --      257,685    20,609
 Chairman of the Board    1997    505,769  230,141   14,541    80,000     180,320    21,259
                          1996    605,962  199,361   25,633   500,000     360,640    34,792
Laura J. Sen............  1998    260,000   98,155   10,998    50,000     180,380    17,800
 Executive Vice           1997    226,808   75,923    9,594    50,000     141,530    16,090
  President,              1996    203,500   84,234    8,608    12,112     141,530    14,675
 Merchandising
Michael T. Wedge........  1998    260,000   98,155   10,998    50,000     180,380    17,800
 Executive Vice           1997    223,174   74,708    9,441    50,000     141,530    15,909
  President,              1996    193,174   79,959    8,172    12,112     141,530    14,159
 Club Operations
Frank D. Forward........  1998    230,000   86,830    9,729    50,000     128,843    15,932
 Executive Vice           1997    176,193   58,980    7,453    50,000     101,092    13,610
  President,              1996    155,885   64,524    5,723    12,112     101,092    12,225
 Chief Financial Officer

--------
(1) Refers to fiscal year ended in January of the following year. 1998 and 1996 were 52-week years. 1997 was a 53-week fiscal year.
(2) Includes reimbursement for tax liabilities related to the Company's contributions under the Company's Executive Retirement Plan ("BJERP") (see "Retirement Benefits") and excludes perquisites having an aggregate value less than the lesser of $50,000 or 10% of salary plus bonus.
(3) Reflects the grant of options to purchase Common Stock. Stock options awarded in 1997 to Mr. Zarkin, and in 1996 to each Named Executive Officer (including Mr. Zarkin) were granted with respect to Waban's common stock. The number of shares shown for those years represents the number of shares of Common Stock resulting from the replacement as of July 28, 1997 of outstanding Waban options with options of the Company that preserved the value inherent in the Waban options they replaced. All options granted reflect the two-for-one stock split distributed on March 2, 1999. Neither Waban nor the Company has ever granted stock appreciation rights.
(4) Payouts for 1998 represent 50% of the award earned by the Named Executive Officers for the three-year performance period ended January 30, 1999. The remaining 50% of the award is payable in April 2000, contingent on employment continuing through March 31, 2000. Payouts for 1997 and 1996 represent the award earned by the Named Executive Officers, other than Mr. Zarkin, for the three-year performance period ended January 25, 1997. Mr. Zarkin's award was originally granted by Waban and was partially assumed by BJ's in connection with the Distribution. See Note (6) below for information related to Mr. Zarkin's payouts.

(5) For 1998, represents the Company's contributions under the BJ's 401(k) Savings Plan for Salaried Employees and BJERP (see "Retirement Benefits") as presented below:

                                                                1998 Company
                                                               Contributions
                                                            --------------------
                                                               401(k)
                                                            Savings Plan  BJERP
                                                            ------------ -------
      John J. Nugent.......................................    $4,634    $28,615
      Herbert J. Zarkin....................................     3,109     17,500
      Laura J. Sen.........................................     4,800     13,000
      Michael T. Wedge.....................................     4,800     13,000
      Frank D. Forward.....................................     4,432     11,500

(6) Prior to the Distribution, Mr. Zarkin was President and Chief Executive Officer of Waban. After the Distribution, he became Chairman of the Board of the Company and of HomeBase. Mr. Zarkin's salary for 1997 represents his full salary received from Waban as its President and Chief Executive Officer through the date of the Distribution and his salary received from the Company as its Chairman thereafter. The annual bonus and Company contribution under BJERP paid by the Company to Mr. Zarkin for 1997 were based on 50% of his Waban salary through the date of the Distribution and 100% of his Company salary thereafter. Mr. Zarkin's LTIP payout for 1997 represented the remaining 50% of the Waban Growth Incentive Plan award earned for the three-year performance period ended January 25, 1997; one-half of the total was paid by the Company and is shown in the Summary Compensation Table; the other half was paid by HomeBase.

Stock Option Grants

  The following table sets forth the stock option grants made by the Company to each of the Named Executive Officers during 1998:

                       Option Grants in Last Fiscal Year

                               Individual Grants

                                    Percent of
                                      Total                            Potential Realizable Value
                         Number of   Options                           at Assumed Annual Rates of
                         Securities Granted to                          Stock Price Appreciation
                         Underlying Employees  Exercise or                 For Option Term(2)
                          Options   in Fiscal   Base Price  Expiration ---------------------------
Name                     Granted(1)    Year    Per Share(1)    Date    0%(3)     5%        10%
----                     ---------- ---------- ------------ ---------- ----- ---------- ----------
John J. Nugent..........  200,000      17.2%      $18.16     8/27/08    $ 0  $2,284,145 $5,788,473
Herbert J. Zarkin.......      --        --           --          --      --         --         --
Laura J. Sen............   50,000       4.3        18.16     8/27/08      0     571,036  1,447,118
Michael T. Wedge........   50,000       4.3        18.16     8/27/08      0     571,036  1,447,118
Frank D. Forward........   50,000       4.3        18.16     8/27/08      0     571,036  1,447,118

--------
(1) All options granted in 1998 were granted with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the date of grant and have been adjusted to reflect the two-for-one stock split distributed on March 2, 1999. These options expire ten years from the date of grant and vest in equal annual installments over four years. All options vest upon a change of control (as defined).
(2) The dollar amounts in these columns are the result of calculations at 0% and the arbitrary appreciation rates of 5% and 10% set by the SEC and are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(3) No gain to the optionees is possible without an appreciation in stock price, which will benefit all stockholders commensurately. A zero percent stock price appreciation will result in zero gain for the optionee.

Aggregated Option Exercises and Valuation

  The following table sets forth, on an aggregated basis, the exercise of stock options during fiscal 1998 by each of the Named Executive Officers and the fiscal year-end value of unexercised options held by such officers:

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                            Number of
                                                      Securities Underlying     Value of Unexercised
                                                       Unexercised Options      In-The-Money Options
                                                      at Fiscal Year-End(1)     at Fiscal Year-End(2)
                                                    ------------------------- -------------------------
                            Number of
                         Shares Acquired   Value
                         on Exercise(1)   Realized  Exercisable Unexercisable Exercisable Unexercisable
                         --------------- ---------- ----------- ------------- ----------- -------------
John J. Nugent..........         --             --    454,537      405,715    $ 6,383,161  $2,505,245
Herbert J. Zarkin.......     100,000     $1,372,250   933,600      246,400     12,923,218   3,075,432
Laura J. Sen............         --             --     69,428      103,244        918,479     652,708
Michael T. Wedge........         --             --     86,988      103,244      1,165,462     652,708
Frank D. Forward........      20,978        291,040    50,866       99,612        601,710     599,886

--------
(1) Adjusted to reflect the two-for-one stock split distributed on March 2, 1999.
(2) Based on the fair market value of the Common Stock on January 29, 1999 ($21.875 per share, adjusted for the two-for-one stock split distributed on March 2, 1999), less the option exercise price.

Long-Term Incentive Awards

  The following table sets forth information related to long-term incentive awards granted to the Named Executive Officers during fiscal 1998 pursuant to the BJGIP:

            Long-Term Incentive Plans -- Awards in Last Fiscal Year

                                      Performance or   Estimated Future Payouts
                          Number of    Other Period   under Non-Stock Price-Based
     Name                  Shares,        Until                  Plans
     ----                  Units or   Maturation or  -----------------------------
                         Other Rights     Payout     Threshold  Target   Maximum
                         ------------ -------------- --------- -------- ----------
John J. Nugent..........   15 Units   FYE 1/99-1/01  $327,060  $330,165 $4,000,000
Laura J. Sen............   10 Units   FYE 1/99-1/01   218,040   220,110  4,000,000
Michael T. Wedge........   10 Units   FYE 1/99-1/01   218,040   220,110  4,000,000
Frank D. Forward........   10 Units   FYE 1/99-1/01   218,040   220,110  4,000,000

  Employees in high-level management positions in the Company, as selected by the ECC, were awarded units under the BJGIP during fiscal 1998. Mr. Zarkin did not receive an award under the BJGIP in 1998. Each unit has a value in dollars equal to a designated percentage of improvement in net income during the three-year fiscal period ending January 2001 over base period income, as defined, for fiscal 1997. No payment will be made unless cumulative net income is at least equal to 10% compounded growth over the base period amount. The "threshold" amounts in the table above would be earned upon achievement of 10% compounded growth in earnings. No individual award payment can exceed $2,000,000 in any calendar year. This limit is reflected in the "maximum" amount column of the table above. The BJGIP does not specify a target payout amount. Accordingly, pursuant to SEC rules, the target payout level in the table above assumes in each case that fiscal 1998's income level will be achieved in each of the three fiscal years during the award period. The dollar amounts in the table are not intended to forecast future payments, if any, under the BJGIP.

  One-half of the cash award earned under the BJGIP for the three-year award period ending January 2001 will be paid in April 2001 to participants employed through January 2001. The remaining one-half of the award will be paid in April 2002, contingent upon employment continuing through March 31, 2002.

Retirement Benefits

  Under the BJERP, employees in high-level management positions in the Company, as selected by the ECC, including all executive officers, are eligible to receive annual cash retirement contributions in an amount determined by the ECC; provided that the smallest annual retirement contribution shall equal, on an after-tax basis, at least three percent of the participant's base salary. All amounts paid under the BJERP are to be used exclusively to fund an investment vehicle, selected by the ECC, which is appropriate to provide retirement income, such as an insurance policy.

  The Company made retirement contributions after the end of 1998 equal to 5% (net of taxes) of each participant's base salary during 1998. If the participant terminates employment prior to the end of the fiscal year in which the participant is credited with four years of service, the participant forfeits the right to any benefit under the BJERP. As of January 30, 1999, all executive officers were credited with at least four years of service.

  The Waban Retirement Plan, in which all Named Executive Officers participated, was frozen on July 4, 1992 and benefits under the Waban Retirement Plan ceased to accrue after that date. Waban's Board of Directors approved the termination of the Waban Retirement Plan effective July 26, 1997 and the Plan termination was settled in 1998, paid either as an annuity or in a lump sum calculated to be actuarially equivalent to such annuity. Each Named Executive Officer received his or her benefit in the form of a lump sum as follows: Mr. Nugent, $23,213; Mr. Zarkin, $516,216; Ms. Sen, $8,367; Mr.
Wedge, $8,856 and Mr. Forward, $22,487.

Employment Agreements

  Pursuant to his employment agreement, Mr. Nugent receives an annual base salary of $600,000 and participates in specified incentive and other benefit plans. The Company is entitled to terminate Mr. Nugent's employment at any time with or without cause (as defined). If Mr. Nugent's employment is terminated by the Company other than for cause, the Company is required to pay certain cash compensation amounts and to continue payment of Mr. Nugent's base salary and certain benefits for 12 months after termination at the rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Nugent from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Nugent from other employment.

  Pursuant to his employment agreement, Mr. Zarkin receives an annual base salary of $350,000 and participates in specified incentive and other benefit plans. Mr. Zarkin must generally devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement. The Company is entitled to terminate Mr. Zarkin's employment at any time with or without cause (as defined). If his employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, or if Mr. Zarkin resigns as a result of his being removed from his positions with the Company or as result of being relocated more than 40 miles from the Company's current headquarters, Mr. Zarkin is entitled to payment of certain cash compensation amounts and continuation of base salary and certain benefits for a period of 12 months after termination at the rate in effect upon termination. In addition, Mr. Zarkin will be entitled to payment of any award earned under the Company's MIP for the fiscal year ended immediately prior to the date of termination of Mr. Zarkin's employment, and an amount equal to his MIP target award for the year of termination (pro rated for the period of active employment during such year). Any stock options or other stock-based awards held by Mr. Zarkin on the date of termination will continue to vest for three years unless they expire earlier by their terms. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Zarkin from other employment (other than employment at HomeBase), and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Zarkin from other employment.

  The Company has an employment agreement with each of Ms. Sen and Messrs. Wedge and Forward under which they receive annual base salaries of $260,000, $260,000 and $230,000, respectively, and participate in specified incentive and other benefit plans. If employment is terminated by the Company other than for cause, each such executive is entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination at the rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by the executive from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by the executive from other employment.

  In the event of a change of control followed by termination of employment as described below under "Change of Control Severance Benefits," each of the Company's executive officers would be entitled to the termination benefits described thereunder, to the extent such benefits would exceed the benefits otherwise described above.

Change of Control Severance Benefits

  The Company provides change of control severance benefits to its executive officers and Mr. Weisberger under individual agreements. Under the agreements, in general, upon the earlier of a Change of Control or a Potential Change of Control (as such terms are defined in the agreements) of the Company, the executive would be entitled to accelerated lump-sum payments of the MIP target award prorated for the year in which the change of control occurs. If, during the Standstill Period (which is 24 months after a Change of Control, except that if a Change of Control does not occur within 12 months of the Potential Change of Control, the Standstill Period will end 12 months after the Potential Change of Control) the Company were to terminate the executive's employment other than for cause (as defined) or the executive were to terminate employment for reasons specified in the agreement, or if employment were to terminate by reason of death, disability or incapacity, the executive would be entitled to receive an amount equal to two times the executive's annual base salary and MIP, except for Mr. Nugent, who would be entitled to receive three times his annual base salary and MIP, unless his termination occurs between eight and twelve months after a change of control and is voluntary, in which event he would be entitled to receive an amount equal to his annual salary and MIP. For up to two years following termination, the Company would also be obligated to provide specified benefits, including continued medical and life insurance benefits, except for Mr. Nugent, who would be entitled to receive such benefits for up to three years, unless his termination occurs during the eight- to twelve-month period after a Change of Control and is voluntary, in which event he would be entitled to receive such benefits for up to one year. In the event of a Change of Control, the Company may reduce any payments to the executive to the extent necessary to preserve the tax deductibility of such payments under the Code. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the executive in seeking enforcement of contractual rights to which the executive becomes entitled during the Standstill Period. In addition, upon involuntary termination within the Standstill Period, any agreement by the executive not to compete with the Company following termination of the executive's employment would cease to be effective.

Indemnification Agreements

  The Company has entered into indemnification agreements with each of its directors and executive officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer of the Company or served at the Company's request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law permits broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Amended and Restated Certificate of Incorporation and by Delaware law.

          PROPOSAL NO. 2--AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN
                            (Item 2 on Proxy Card)

  On April 7, 1999, the Board of Directors adopted, subject to approval by the stockholders, an amendment to the Stock Incentive Plan increasing by 2,000,000 the maximum number of shares of Common Stock issuable under the Stock Incentive Plan.

  As of March 31, 1999, 1,018,052 shares remained available for future grants under the Stock Incentive Plan. Management believes that the addition of 2,000,000 shares should provide a sufficient number of shares to enable options and other grants to be made under the Stock Incentive Plan for the foreseeable future.

  As of March 31, 1999, options and stock-based awards have been granted under the Stock Incentive Plan with respect to an aggregate of 2,274,882 shares (net of cancellations and forfeitures). The Board of Directors believes that the proposed increase in the number of shares issuable under the Stock Incentive Plan will facilitate the purposes of the Stock Incentive Plan, which are to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. The Board of Directors believes that the continued grant of options and stock-based awards is an important element in attracting and retaining key employees who are expected to contribute to the Company's growth and success.

         THE BOARD OF DIRECTORS RECOMMENDS THAT ALL STOCKHOLDERS VOTE
           "FOR" THE PROPOSED AMENDMENT TO THE STOCK INCENTIVE PLAN.

Summary of the Stock Incentive Plan

  The following summary of the Stock Incentive Plan is qualified in its entirety by reference to the plan, a copy of which may be obtained by making a written request to the Secretary of the Company.

 Description of Awards

  The Stock Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights (collectively "Awards").

  Incentive Stock Options and Nonstatutory Stock Options. Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price which is less than 100% of the fair market value of the Common Stock on the date of grant and may not be granted for a term in excess of ten years. The Stock Incentive Plan permits the Board to determine the manner of payment of the exercise price of options, including through payment by cash, check or, in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any other lawful means.

  Restricted Stock Awards. Restricted stock Awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

  Other Stock-Based Awards. Under the Stock Incentive Plan, the Board of Directors has the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

 Eligibility to Receive Awards

  Officers, employees, directors, consultants and advisors of the Company and its subsidiaries are eligible to receive Awards under the Stock Incentive Plan. The maximum number of shares with respect to which an Award may be granted to any participant under the Stock Incentive Plan may not exceed 500,000 shares per calendar year.

 Administration

  The Stock Incentive Plan is administered by the Company's Board of Directors. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Stock Incentive Plan and to interpret the provisions of the Stock Incentive Plan. Pursuant to the terms of the Stock Incentive Plan, the Board of Directors may delegate authority under the Stock Incentive Plan to one or more committees of the Board, and subject to certain limitations, to one or more executive officers of the Company. The Board has authorized the ECC to administer certain aspects of the Stock Incentive Plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the Stock Incentive Plan, the Board of Directors, the ECC, or any other committee or executive officer to whom the Board delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than 100% of fair market value on the date of grant), (iii) the duration of options (which may not exceed ten years), and (iv) the number of shares of Common Stock subject to any restricted stock or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

  The Board of Directors is required to make appropriate adjustments in connection with the Stock Incentive Plan and any outstanding Awards to reflect stock dividends, stock splits and certain other events. In the event of a merger, liquidation or other Acquisition Event (as defined in the Stock Incentive Plan), the Board of Directors is authorized to provide for outstanding options or other stock-based Awards to be assumed or substituted for, to accelerate the Awards to make them fully exercisable prior to consummation of the Acquisition Event or to provide for a cash-out of the value of any outstanding options. In addition, upon the occurrence of a Change of Control Event (as defined in the Stock Incentive Plan) all options and stock appreciation rights then outstanding will automatically become immediately exercisable in full and the restrictions and conditions on all other Awards then outstanding shall automatically be deemed to be waived to the extent, if any, specified by the Board at or after the time of grant. If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such Award will again be available for grant under the Stock Incentive Plan.

 Amendment or Termination

  No Award may be made under the Stock Incentive Plan after July 27, 2007. The Board of Directors may at any time amend, suspend or terminate the Stock Incentive Plan, except that no Award designated as subject to Section 162(m) of the Code by the Board of Directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment shall have been approved by the Company's stockholders.

Federal Income Tax Consequences

  The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Stock Incentive Plan and with respect to the sale of Common Stock acquired under the Stock Incentive Plan.

 Incentive Stock Options

  In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

  Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

  If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

  If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

 Nonstatutory Stock Options

  As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

  With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

 Restricted Stock Awards

  A participant will not recognize taxable income upon the grant of a restricted stock award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a
Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary income, for the year in which the award is granted, in an amount equal to the difference, if any, between the fair market value of the Common Stock at the time the award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, the participant will recognize ordinary income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference, if any, between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

  Upon the disposition of the Common Stock acquired pursuant to a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's basis in the Common Stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the award is granted if a Section 83(b) Election is made.

 Other Stock-Based Awards

  The tax consequences associated with any other stock-based award granted under the Stock Incentive Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying Common Stock.

 Tax Consequences to the Company

  The grant of an award under the Stock Incentive Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the Stock Incentive Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Stock Incentive Plan, including in connection with a restricted stock award or as a result of the exercise of a nonstatutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

  As of March 31, 1999, the Company had approximately 12,150 employees and six non-employee directors, all of whom were eligible to participate in the Stock Incentive Plan. On April 20, 1999, the closing sale price of the Common Stock on the New York Stock Exchange was $26 13/16.

  The granting of awards under the Stock Incentive Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group. The following table sets forth the aggregate number of shares subject to options granted to the indicated persons and groups under the Stock Incentive Plan prior to the date of this proxy statement.

                           1997 Stock Incentive Plan

                                                                        Number
Name and Position                                                      of Shares
-----------------                                                      ---------
John J. Nugent, President and Chief Executive Officer.................   400,000

Herbert J. Zarkin, Chairman of the Board..............................       --

Laura J. Sen, Executive Vice President, Merchandising.................   130,000

Michael T. Wedge, Executive Vice President, Club Operations...........   130,000

Frank D. Forward, Executive Vice President, Chief Financial Officer...   130,000

Lorne R. Waxlax, nominee for director.................................       --

Edward J. Weisberger, nominee for director............................       --

All current executive officers, as a group............................   808,000

All non-executive officer directors, as a group.......................       --

All non-executive officer employees, as a group....................... 1,507,182

               RELATIONSHIP WITH HOMEBASE; CONFLICTS OF INTEREST

  In connection with the Distribution, BJ's and HomeBase entered into several agreements. Although the following summaries of certain of these agreements set forth an accurate description of their material terms and provisions, such summaries are qualified in their entirety by reference to the detailed provisions of the agreements, each of which has previously been filed with the SEC.

Distribution Agreement

  BJ's and HomeBase entered into a Separation and Distribution Agreement (the "Distribution Agreement"), which provided for, among other things, (i) the division between BJ's and HomeBase of certain assets and liabilities; (ii) other agreements governing certain aspects of the relationship between BJ's and HomeBase following the Distribution; and (iii) an agreement regarding certain matters relating to lease liabilities described below.

  Under the Distribution Agreement, except as provided in the other agreements, BJ's agreed to indemnify HomeBase for liabilities relating to BJ's business. Similarly, HomeBase agreed to indemnify BJ's for liabilities pertaining to HomeBase's business. The Distribution Agreement also requires BJ's and HomeBase to indemnify each other for losses incurred due to a failure to perform their respective obligations under the Distribution Agreement or any other agreement entered into in connection with the Distribution. In addition, the Distribution Agreement provides that HomeBase will provide liability insurance for a period of six years following the Distribution to each individual who served as a director or officer of Waban prior to the Distribution. BJ's also agreed to indemnify, defend and hold harmless each such individual from any losses and liabilities incurred in connection with the approval of the Distribution Agreement.

Leases

  Pursuant to the Distribution Agreement, effective upon the Distribution, BJ's assumed all liabilities to third-party lessors with respect to leases entered into by Waban with respect to the BJ's Division. While HomeBase will continue to be liable, by law, with respect to such lease liabilities, BJ's has agreed to indemnify HomeBase for such liabilities.

  In connection with the spin-off of Waban Inc. by The TJX Companies, Inc. ("TJX") in 1989, Waban and TJX entered into an agreement (the "1989 Agreement") pursuant to which Waban agreed to indemnify TJX against any liabilities that TJX might incur with respect to 44 current HomeBase real estate leases as to which TJX was either a lessee or guarantor. In connection with the Distribution, BJ's agreed to indemnify TJX with respect to any liabilities (as defined in the 1989 Agreement) that TJX may incur for HomeBase leases through January 31, 2003 and thereafter it will indemnify TJX for 50% of such liabilities. In addition, HomeBase agreed that it will not renew any lease identified in the 1989 Agreement as to which TJX is a lessee or guarantor unless TJX is removed as lessee or guarantor.

  The Distribution Agreement contains restrictions on the renewal of HomeBase leases similar to those agreed to by HomeBase and TJX. In addition, BJ's may not renew any of its real estate leases (other than ground leases) for which HomeBase may be liable during any period during which BJ's does not meet certain minimal standards of creditworthiness.

Tax Sharing Agreement

  BJ's and HomeBase entered into a Tax Sharing Agreement (the "Tax Sharing Agreement") providing for the allocation between the parties of federal, state, local and foreign tax liabilities, and the entitlement to tax refunds, for periods beginning prior to the date of the Distribution, and various related matters. Each party has agreed to indemnify the other in specified circumstances if certain events cause the Distribution or related transactions to become taxable. The Tax Sharing Agreement will continue in effect until otherwise agreed to in writing by BJ's and HomeBase.

Procedures for Addressing Conflicts

  As a result of the Distribution, BJ's and HomeBase have significant contractual and other ongoing relationships that may present certain conflict situations for Mr. Zarkin, who serves as Chairman of the Board of Directors of both companies, and for Messrs. Waxlax and Weisberger, who serve as directors of both companies. Each of these persons also owns (or has options or other rights to acquire) a significant number of shares of common stock in both companies. BJ's has adopted procedures to be followed by its Board of Directors to limit the involvement of such persons in conflict situations whereby all transactions being considered by BJ's which relate to HomeBase must (i) be approved by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to BJ's than could be obtained from unaffiliated third parties, as determined by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors.

Tax-Free Spin-Off

  Prior to the Distribution, Waban received a letter ruling from the Internal Revenue Service ("IRS") to the effect that, for Federal income tax purposes, the Distribution would qualify as a spin-off under Section 355 of the Code and would be tax-free to Waban and the holders of its common stock at the time of the Distribution. Certain future events not within the control of BJ's, including, for example, an IRS challenge to the Distribution in the event that BJ's or HomeBase is acquired before the end of fiscal 1999, could cause the Distribution not to qualify for tax-free treatment.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, officers and greater-than-ten-percent beneficial owners with respect to fiscal 1998 were met.

                             INDEPENDENT AUDITORS

  The Board of Directors has appointed PricewaterhouseCoopers LLP as independent auditors to examine the financial statements of the Company for the fiscal year ending January 29, 2000. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the next annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than 5 p.m. EST on December 25, 1999 in order to be considered for inclusion in the Company's proxy materials for that meeting. Proposals must be in writing and sent via registered or certified mail addressed to Sarah M. Gallivan, Secretary, BJ's Wholesale Club, Inc., One Mercer Road, Natick, Massachusetts 01760. The Company's by-laws require that the Company be given advance written notice of stockholder nominations for election to the Company's Board of

Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy materials in accordance with Rule 14a-8 under the Exchange
Act). The Secretary must receive such notice at the address noted above not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, the Secretary must receive such notice not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Assuming that the 2000 Annual Meeting is held during the period from May 7, 2000 to August 5, 2000 (as it is expected to be), in order to comply with the time periods set forth in the Company's by-laws, appropriate notice would need to be provided to the Secretary of the Company at the address noted above no earlier than February 27, 2000 and no later than March 18, 2000.

  The Company's by-laws also specify requirements relating to the content of the notice which stockholders must provide to the Secretary of the Company for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting.

                                 OTHER MATTERS

  The Board of Directors has no knowledge of any other matter which may come before the meeting and does not intend to present any such other matter. However, if any such other matters shall properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

  Neither the Executive Compensation Committee's Report on Executive Compensation appearing above on pages 6 through 8 nor the Performance Graph appearing above on page 5 shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

  The cost of solicitation of proxies will be borne by the Company. The Company has retained Kissel-Blake to assist in soliciting proxies by mail, telephone and personal interview for a fee of $4,000 plus expenses. Officers and employees of the Company may, without additional remuneration, also assist in soliciting proxies in the same manner.

                                          By Order of the Board of Directors

                                          SARAH M. GALLIVAN
                                              Secretary

                                                                      APPENDIX A

                           BJ's WHOLESALE CLUB, INC.

                           1997 STOCK INCENTIVE PLAN
                           -------------------------

1.   Purpose
     -------

     The purpose of this 1997 Stock Incentive Plan (the "Plan") of BJ's Wholesale Club, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any present or future subsidiary corporations of BJ's Wholesale Club, Inc. as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code").

2.   Eligibility
     -----------

     All of the Company's employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock, or other stock-based awards (each, an "Award") under the Plan. Any person who has been granted an Award under the Plan shall be deemed a "Participant".

3.   Administration, Delegation
     --------------------------

     (a) Administration by Board of Directors.  The Plan will be administered by
         ------------------------------------
the Board of Directors of the Company (the "Board"). The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

     (b) Delegation to Executive Officers.  To the extent permitted by
         --------------------------------
applicable law, the Board may delegate to one or more executive officers of the Company the power to make Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to

Awards and the maximum number of shares for any one Participant to be made by such executive officers.

     (c) Appointment of Committees.  To the extent permitted by applicable law,
         -------------------------
the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). The Board shall appoint one such Committee of not less than two members, each member of which shall be an "outside director" within the meaning of Section 162(m) of the Code and a "non-employee director" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the executive officer referred to in Section 3(b) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or executive officer.

4.   Stock Available for Awards
     --------------------------

     (a) Number of Shares.  Subject to adjustment under Section 4(c), Awards may
         ----------------
be made under the Plan for up to the sum of (i) 1,000,000 shares of common stock, $0.01 par value per share, of the Company (the "Common Stock") plus (ii) such additional number of shares of Common Stock (up to 2,000,000) as is equal to the sum of (x) the number of shares which remain available for grant under the Company's 1997 Replacement Stock Incentive Plan (the "Replacement Plan") upon its expiration and (y) the number of shares subject to awards granted under the Replacement Plan which are not actually issued pursuant to such awards because such awards expire or are terminated, surrendered or cancelled without having been fully exercised or are forfeited in whole or in part or otherwise result in any Common Stock not being issued. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

     (b) Per-Participant Limit.  Subject to adjustment under Section 4(c), for
         ---------------------
Awards granted after the Common Stock is registered under the Exchange Act, the maximum number of shares with respect to which an Award may be granted to any Participant under the Plan shall be 500,000 per calendar year. The per-participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code.

     (c) Adjustment to Common Stock.  In the event of any stock split, stock
         --------------------------
dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of security and exercise price per share subject to each outstanding Option, (iii) the repurchase price per security subject to each outstanding Restricted Stock Award, and (iv) the terms of each other outstanding stock-based Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this
Section 4(c) applies and Section 8(e)(1) and/or Section 8(e)(2) also applies to any event, then Section 8(e)(2) or Section 8(e)(1) (in that order) shall be applicable to such event, and this Section 4(c) shall not be applicable.

5.   Stock Options
     -------------

     (a) General.  The Board may grant options to purchase Common Stock (each,
         -------
an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option".

     (b) Incentive Stock Options.  An Option that the Board intends to be an
         -----------------------
"incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

     (c) Exercise Price.  The Board shall establish the exercise price at the
         --------------
time each Option is granted and specify it in the applicable option agreement; provided, however, that no Option shall be granted at an exercise price of less than 100% of fair market value on the date of grant.

     (d) Duration of Options.  Each Option shall be exercisable at such times
         -------------------
and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however that no Option will be granted for a term in excess of ten years.

     (e) Exercise of Option.  Options may be exercised only by delivery to the
         ------------------
Company of a written notice of exercise signed by the proper person together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

     (f) Payment Upon Exercise.  Common Stock purchased upon the exercise of an
         ----------------------
Option granted under the Plan shall be paid for as follows:

          (1) in cash or by check, payable to the order of the Company;

          (2) except as the Board may otherwise provide in an Option Agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price or
(iii) delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by the Board in good faith ("Fair Market Value"), which Common Stock was owned by the Participant at least six months prior to such delivery;

          (3) to the extent permitted by the Board and explicitly provided in an Option Agreement (i) by delivery of a promissory note of the Participant to the Company on terms determined by the Board or (ii) by payment of such other lawful consideration as the Board may determine; or

          (4) any combination of the above permitted forms of payment.

6.   Restricted Stock
     ----------------

     (a) Grants.  The Board may grant Awards entitling recipients to acquire
         ------
shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, "Restricted Stock Award").

     (b) Terms and Conditions.  The Board shall determine the terms and
         --------------------
conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

7.   Other Stock-Based Awards
     ------------------------

     The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

8.   General Provisions Applicable to Awards
     ---------------------------------------

     (a) Transferability of Awards.  Except as the Board may otherwise determine
         -------------------------
or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

     (b) Documentation.  Each Award under the Plan shall be evidenced by a
         -------------
written instrument in such form as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

     (c) Board Discretion.  Except as otherwise provided by the Plan, each type
         ----------------
of Award may be made alone or in addition or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

     (d) Termination of Status.  The Board shall determine the effect on an
         ---------------------
Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

     (e) Acquisition Events; Change of Control Events
         --------------------------------------------

          (1) Consequences of Acquisition Events.   Subject to Section 8(e)(2),
              -----------------------------------
upon the occurrence of an Acquisition Event (as defined below), or the execution by the Company of any agreement with respect to an Acquisition Event, the Board shall take any one or more of the following actions with respect to then outstanding Awards: (i) provide that outstanding Options shall be assumed, or equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such Options substituted for Incentive Stock Options shall satisfy, in the determination of the Board, the requirements of Section 424(a) of the Code; (ii) upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time (the "Acceleration Time") prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants between the Acceleration Time and the consummation of such Acquisition Event;
(iii) in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the "Acquisition Price"), provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options; (iv) provide that all Restricted Stock Awards then outstanding shall become free of all restrictions prior to the consummation of the Acquisition Event; and (v) provide that any other stock-based Awards outstanding (A) shall become exercisable, realizable or vested in full, or shall be free of all conditions or restrictions, as applicable to each such Award, prior to the consummation of the Acquisition Event, or (B), if applicable, shall be assumed, or equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof).

     An "Acquisition Event" shall mean: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of the Company; or (c) the complete liquidation of the Company.

          (2) Consequences of Change of Control Events.  Except to the extent
              ----------------------------------------
otherwise provided in the instrument evidencing an Award or in any other agreement between a Participant and the Company, (i) upon the occurrence of a Change of Control Event, all Options and stock appreciation rights then outstanding shall automatically become immediately exercisable in full and (ii) the restrictions and conditions on all other Awards then outstanding shall automatically be deemed waived only if and to the extent, if any, specified (whether at the time of grant or otherwise) by the Board.

          A "Change of Control Event" shall have the meaning set forth on Annex A hereto.

          (3) Assumption of Options Upon Certain Events.  The Board may grant
              ------------------------------------------
Awards under the Plan in substitution for stock and stock-based awards held by employees of another corporation who become employees of the Company as a result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of property or stock of the employing corporation. The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

     (f) Withholding.  Each Participant shall pay to the Company, or make
         -----------
provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Board may allow Participants to satisfy such tax obligations in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

     (g) Amendment of Award.  The Board may amend, modify or terminate any
         ------------------
outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

     (h) Conditions on Delivery of Stock.  The Company will not be obligated to
         -------------------------------
deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

     (i) Acceleration.  The Board may at any time provide that any Options shall
         ------------
become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of all restrictions or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

9.   Miscellaneous
     -------------

     (a) No Right To Employment or Other Status.  No person shall have any claim
         --------------------------------------
or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

     (b) No Rights As Stockholder.  Subject to the provisions of the applicable
         ------------------------
Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

     (c)  Effective Date and Term of Plan.
          -------------------------------

          (1) The Plan was adopted by the Board on May 30, 1997 and approved by the stockholders of Waban Inc. on July 10, 1997 and by Waban Inc. as the sole stockholder of the Company on July 10, 1997. The Plan shall become effective on the date on which Waban Inc. completes the spin-off of the Company by distributing to the stockholders of Waban Inc., on a pro rata basis, in a tax-free distribution, all of the then outstanding shares of Common Stock of the Company (the "Distribution Date").

          (2) No Awards shall be granted under the Plan after the completion of ten years from the Distribution Date, but Awards previously granted may extend beyond that date.

     (d) Amendment of Plan.  The Board may amend, suspend or terminate the Plan
         -----------------
or any portion thereof at any time, provided that no Award granted to a Participant designated as subject to Section 162(m) by the Board after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award (to the extent that such amendment to the Plan was required to grant such Award to a particular Participant), unless and until such amendment shall have been approved by the Company's stockholders.

     (e) Stockholder Approval.  For purposes of this Plan, stockholder approval
         --------------------
shall mean approval by a vote of the stockholders in accordance with the requirements of Section 162(m) of the Code.

     (f) Governing Law.  The provisions of the Plan and all Awards made
         -------------
hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

                                    ANNEX A

                     DEFINITION OF CHANGE OF CONTROL EVENT
                     -------------------------------------


     For the purpose of this Plan, a "Change of Control" shall mean:

          (a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"))(a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which satisfies the criteria set forth in clauses (i), (ii) and (iii) of subsection (c) of this definition; or

          (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequently to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board (except that this proviso shall not apply to any individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or

          (c) Consummation of a reorganization, merger or consolidation involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which as used in section
(c) of this definition shall include, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation and (iii) at least half of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

                           BJ'S WHOLESALE CLUB, INC.

                               AMENDMENT NO. 1 TO
                           1997 STOCK INCENTIVE PLAN


     The BJ's Wholesale Club, Inc. 1997 Stock Incentive Plan (the "Plan") is hereby amended as follows (capitalized terms used herein and not defined herein shall have the respective meaning ascribed to such terms in the Plan):

     Section 4(a) of the Plan shall be deleted in its entirety and replaced with the following:

     "(a) Number of Shares. Subject to adjustment under Section 4(c), Awards may
          ----------------
     be made under the Plan for up to the sum of (i) 4,000,000 (post-March 1999 two-for-one stock split) shares of common stock, $0.01 par value per share, of the Company (the "Common Stock") plus (ii) such additional number of shares of Common Stock (up to 4,000,000 (post-March 1999 two-for-one stock split)) as is equal to the sum of (x) the number of shares which remain available for grant under the Company's 1997 Replacement Stock Incentive Plan (the "Replacement Plan") upon its expiration and (y) the number of shares subject to awards granted under the Replacement Plan which are not actually issued pursuant to such awards because such awards expire or are terminated, surrendered or cancelled without having been fully exercised or are forfeited in whole or in part or otherwise result in any Common Stock not being issued. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares."

     Except as aforesaid, the Plan shall remain in full force and effect.


                                    Adopted by the Board of Directors
                                    on April 7, 1999

                                                                      APPENDIX B

[X] Please mark your                                                        2119
    votes as in this
    example.




                                    FOR ALL
                                    Except
                        FOR        nominee(s)      WITHHELD
                        ALL       written below      ALL


1. Election of          [_]           [_]            [_]
   Directors
   (see reverse)

           FOR, except vote withheld from the following nominee(s):


           --------------------------------------------------------
           The Board of Directors recommends a vote FOR proposal 2.

                        FOR          AGAINST       ABSTAIN

2. Approval of          [_]           [_]            [_]
   amendment to
   1997 Stock
   Incentive Plan



Change of Address on Reverse Side                     [_]

Will Attend Annual Meeting                            [_]

Discontinue Mailing Publications to this Account      [_]


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.



SIGNATURE(S)                                                 DATE
            -------------------------------  ---------------     -------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for corporations. PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY ONLY IF YOU ARE VOTING BY MAIL.
--------------------------------------------------------------------------------
  FOLD AND DETACH HERE ONLY IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL





                           BJ's WHOLESALE CLUB, INC.


    Dear Stockholder:

    BJ's Wholesale Club, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

    To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above is your personal code to access the system.

    1. To vote through the Internet:
        * Log on to the Internet and go to the web site http://www.vote-by-net.com

    2. To vote by telephone:
        * On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683)
          24 hours a day, 7 days a week. From outside the U.S. or Canada, you may dial 1-201-324-0377.

    Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

                 Your vote is important. Thank you for voting.

  IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL. PLEASE DO NOT RETURN YOUR
      PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THROUGH THE INTERNET.

                           BJ's WHOLESALE CLUB, INC.

              Proxy Solicited on Behalf of the Board of Directors
P
             for the Annual Meeting of Stockholders, May 27, 1999
R
     The undersigned hereby appoints Kerry L. Hamilton, Frank D. Forward and
O Sarah M. Gallivan, and each of them, as proxies, with full power of substitution, to represent and to vote, as designated herein, all shares of
X Common Stock of BJ's Wholesale Club, Inc., at the Annual Meeting of Stockholders of BJ's Wholesale Club, Inc. to be held at BankBoston, 100
Y Federal Street, Boston, Massachusetts, on Thursday, May 27, 1999 at 11:00 a.m., and at all adjournments thereof, which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting and to vote on the following as specified below:

                                                               (Change of Address)
The Board of Directors recommends a
vote FOR the following:
ELECTION OF DIRECTORS for a term to expire in 2002.       ---------------------------------------------
Nominees: 01. Lorne R. Waxlax and 02.
Edward J. Weisberger                                      ---------------------------------------------

FOR Proposal 2                                            ---------------------------------------------

                                                          ---------------------------------------------
You are encouraged to specify your choices by marking the  (If you have written in the above space, please
appropriate boxes on the reverse side but you need not     mark the corresponding box on the reverse side
mark any boxes if you wish to vote in accordance with      of this card)
the Board of Directors' recommendation. Please sign and
return this card if you are voting by mail.



THIS PROXY, WHEN PROPERLY EXECUTED ON THE REVERSE SIDE OF THIS CARD, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                              [SEE REVERSE SIDE]

--------------------------------------------------------------------------------
  FOLD AND DETACH HERE ONLY IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

As part of BJ's Wholesale Club, Inc.'s ongoing efforts to reduce expenses, we are asking our stockholders to authorize us to send only one copy of stockholder publications to their household. If you are receiving multiple copies of stockholder reports at your address and wish to eliminate them for the account shown on the attached Proxy Card, please mark the box provided on the card. You will continue to receive your proxy mailings for shares held in this account.

We urge you to vote your shares. Thank you very much for your cooperation and continued loyalty as a BJ's Wholesale Club, Inc. stockholder.